FOR IMMEDIATE RELEASE
Jan. 22, 2003

Tellabs reports solid fourth-quarter sales of $313 million, up 9%;
results bolstered by big international wins, demand for new optical networking products

Naperville, Ill. — Tellabs today reported a solid fourth quarter with revenues of $313 million, up 9% sequentially. In the quarter, all product groups delivered higher sequential sales, with a record 37% of sales coming from international customers. Globally, new products accounted for 14% of sales, up from 9% in the previous quarter. Tellabs maintained its leadership in North American bandwidth management market share in the third quarter, according to a report issued last month by industry analyst firm RHK.

Including a non-cash charge of approximately $87.7 million to establish a valuation allowance against U.S. deferred taxes and the pre-tax reversal of $18.5 million in previously announced but unused restructuring charges, Tellabs recorded a net loss of $84.5 million or 21 cents per share for the quarter. Excluding these charges, Tellabs recorded a pro forma net loss of $10.2 million or 2 cents per share for the quarter.

In the quarter, Tellabs held tight control on its operating expenses, which were $152 million, flat with third-quarter 2002. The company generated positive net cash flow of $12 million and ended the year with more than $1 billion in cash and marketable securities.

“We achieved a solid quarter in a difficult market as our new products are taking hold, our balance sheet is strong, and our relationships with customers are unmatched,” said Michael J. Birck, Tellabs chairman and chief executive officer. “With a growing international presence and a determination to maintain bandwidth management leadership in North America, Tellabs is preparing for a return to growth.”

Fourth-quarter revenues were modestly boosted by carriers’ traditional seasonal spending and the company expects to see more than a typical sequential decline in first-quarter 2003 revenues, based on customers’ spending patterns.

Full-year 2002 sales totaled $1.3 billion. Including previously announced restructuring and other one-time charges, Tellabs recorded a net loss of $313 million for the year, or 76 cents per share. Excluding these charges, Tellabs recorded a pro forma net loss of $16.5 million for the year or 4 cents per share.

Optical Networking — Sales of optical networking systems were $122 million, up $8 million sequentially. Tellabs maintained its market leadership in North American bandwidth management, according to RHK, which reported last month that Tellabs had 54% market share in the third quarter. More than 7% of Tellabs’ revenue came from new North American optical networking products, including the Tellabs® 7100 optical transport system, the Tellabs® 6500 transport switch and the Tellabs® 6400 transport switch. The Tellabs 6400 system was shipped to more than 15 customers during the year, including Touch America, which is using the system along with the Tellabs® 5320LS digital cross-connect system to provide enhanced data services on its fiber-optic network.

Broadband Access — Sales of broadband access solutions totaled $121 million, up $9 million over third quarter 2002, boosted by significant customer deployments in Tellabs’ Asia Pacific and Europe, Middle East and Africa regions. During the quarter, Tellabs also announced that Metronet, a leading service provider in Mexico, will use the Tellabs® 6300 managed transport system to lower operating costs and improve quality of service for its customers. Earlier this month, Tellabs announced that Swedish service provider Telia will use the Tellabs® 8100 managed access system to help build a third-generation (3G) mobile network that lowers its operating costs and enhances its profitability.

Voice-Quality Enhancement — Sales of voice-quality enhancement solutions amounted to $18 million, a $5 million increase over the previous quarter. During the quarter, Tellabs released the Tellabs® 3600 OC-3 broadband echo control solution, which improves voice quality and enhances network performance for digital wireless and long-distance service providers. Beginning with first-quarter 2003 results, Tellabs will report voice-quality enhancement sales as part of broadband access revenues.

Services and Other — Services and other revenues were $52 million in the fourth quarter of 2002, up $3 million over the previous quarter.

Simultaneous Webcast and Teleconference Replay — Tellabs will host a teleconference at 4 p.m. Central time on Wednesday, Jan. 22, to discuss fourth-quarter and year-end 2002 results. Internet users can hear a simultaneous live webcast of the teleconference at tellabs.com. A taped replay of the call will be available until 6 p.m. Central time on Friday, Jan. 24 at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21101760.

Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communicates through Tellabs – most telephone calls and Internet sessions in several countries, including the United States, flow through the company’s equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; tellabs.com).

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, availability of resources, competitive response, and economic changes impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

INVESTOR CONTACT: John Springer
+1.630.798.3603
John.Springer@tellabs.com

MEDIA CONTACT: Jean Medina
+1.630.798.2509
Jean.Medina@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries.

TELLABS, INC. Results of Operations (Amounts in millions, except per-share data)
	Three Months Ended		Year Ended
	12/27/02	12/28/01	12/27/02	12/28/01
Net Sales	$312.8	$470.0	$1,317.0	$2,199.7
Cost of Goods Sold	169.8	349.0	830.5	1,436.5
Gross Profit	143.0	121.0	486.5	763.2

Operating Exp.
Sales, Marketing & G.A.	71.6	89.4	297.8	400.3
Research & Development	77.9	90.2	335.2	422.7
Restructuring Expenses	(6.9)	58.2	169.0	192.2
Acquired In-Process R&D	---	---	5.4	---
Intangible Asset Amortization	2.4	0.7	8.8	2.8
Goodwill Amortization	---	7.3	---	24.6
Total Operating Expenses	145.0	245.8	816.2	1,042.6

Operating Loss	(2.0)	(124.8)	(329.7)	(279.4)
Interest/Other-Net	7.2	7.8	1.9	34.6
Profit (Loss) Before Tax	5.2	(117.0)	(327.8)	(244.8)

Income Taxes	89.7	(36.7)	(14.7)	(62.8)
Net Loss	($84.5)	($80.3)	($313.1)	($182.0)

Loss Per Share
Basic	($0.21)	($0.20)	($0.76)	($0.44)

Average Number of Shares of Common Stock Outstanding
Basic	412,118	410,122	411,408	409,569

TELLABS, INC. Pro Forma Results of Operations (Amounts in millions, except per-share data) (Unaudited)
	Three Months Ended		Year Ended
	12/27/02	12/28/01	12/27/02	12/28/01
Net Sales	$312.8	$470.0	$1,317.0	$2,205.9
Cost of Goods Sold	181.4	270.5	730.8	1,186.3
Gross Profit	131.4	199.5	586.2	1,019.6

Operating Expenses
Sales, Marketing & G.A.	71.6	89.4	297.8	400.3
Research & Development	77.9	90.2	335.2	422.7
Intangible Asset Amortization	2.4	0.7	8.8	2.7
Goodwill Amortization	---	7.3	---	24.6
Total Operating Expenses	151.9	187.6	641.8	850.3

Operating Profit (Loss)	(20.5)	11.9	(55.6)	169.3
Interest/Other-Net	7.1	7.9	31.5	47.7
Profit (Loss) Before Tax	(13.4)	19.8	(24.1)	217.0

Income Taxes	(3.2)	6.2	(7.6)	68.4
Net Profit (Loss)	($10.2)	$13.6	($16.5)	$148.6

Earnings (Loss) Per Share
Basic	($0.02)	$0.03	($0.04)	$0.36
Diluted	($0.02)	$0.03	($0.04)	$0.36

Average Number of Shares of Common Stock Outstanding
Basic	412,118	410,122	411,408	409,569
Diluted	412,118	412,052	411,408	413,819

TELLABS, INC. Explanation of Pro Forma Adjustments (Amounts in millions, except per-share data) (Unaudited) Pro Forma results of operations for 2002 and 2001 exclude the following items:
	Three Months Ended		Year Ended
	12/27/02*	12/28/01**	12/27/02*	12/28/01**
Sales	$---	$---	$---	($6.2)
Cost of Goods Sold	(11.6)	78.5	99.7	250.2
Operating Expenses
Restructuring and other charges	(6.9)	58.2	174.4	192.3
Interest/Other-Net
Gains on sale of equity investment[1]	---	(6.4)	---	(12.8)
Write-down of equity investments[1]	---	6.5	29.6	25.9
Profit/(Loss) Before Tax	18.5	(136.8)	(303.7)	(461.8)
Income Taxes	92.8	(42.9)	(7.1)	(131.2)
Net Loss	(74.3)	(93.9)	(296.6)	(330.6)
Loss per Share	($0.19)	($0.23)	($0.72)	($0.80)

Pro Forma Addbacks to Net Loss	$74.3	$93.9	$296.6	$330.6
Net Loss, as Reported	(84.5)	(80.3)	(313.1)	(182.0)

Pro Forma Net Profit (Loss)	($10.2)	$13.6	($16.5)	$148.6
Per Share:
Pro Forma Addbacks to Net Loss	$0.19	$0.23	$0.72	$0.80
Net Loss, as Reported	(0.21)	(0.20)	(0.76)	(0.44)
Pro Forma Net Profit (Loss)	($0.02)	$0.03	($0.04)	$0.36

* Results for the three months ended December 27, 2002, exclude adjustments to previously recorded pre-tax restructuring accruals of ($18.5 million). Results for the year ended December 27, 2002, exclude pre-tax restructuring and other charges of $268.7 incurred in connection with the Company’s two restructurings announced during 2002, as well as $5.4 million of acquired in-process research & development from the Ocular acquisition.

** Results for the three months and year ended December 28, 2001, exclude pre-tax restructuring and other charges of $136.7 million and $448.6 million, respectively, incurred in connection with the Company’s three restructurings announced during 2001.

[1] Results for the year ended December 27, 2002, exclude a pre-tax loss of $29.6 million for the impairment write-down of certain strategic equity investments. Results for the three months ended December 28, 2001, exclude a pre-tax gain of $6.4 million on the sale of an equity investment and a pre-tax loss of $6.5 million related to impairment losses recorded and the subsequent sale of certain preferred and equity holdings. Results for the year ended December 28, 2001, exclude a pre-tax loss of $25.9 million for the impairment write-down and subsequent sale of certain preferred and equity investments and a pre-tax gain of $12.8 million on the sale of an equity investment.

TELLABS, INC. Condensed Consolidated Balance Sheets (Dollars in millions)
	2002 Year End	2001 Year End
Assets
Current Assets
Cash and investments	$1,019.2	$1,101.6
Accounts receivable, less allowance	216.8	330.9
Inventories	174.5	329.1
Deferred tax assets	---	138.2
Income taxes	91.9	26.5
Other current assets	31.2	18.3
Total Current Assets	1,533.6	1,944.6

Property, Plant and Equipment	770.2	862.7
Accumulated depreciation	(349.3)	(342.2)
	420.9	520.5

Goodwill	455.7	188.6
Other Assets	212.6	212.1
Total Assets	$2,622.8	$2,865.8

Liabilities
Current Liabilities
Accounts payable	$77.4	$63.5
Accrued liabilities	94.5	100.9
Accrued restructuring and other charges	85.4	155.1
Total Current Liabilities	257.3	319.5

Accrued long-term restructuring and other charges	45.5	24.9
Other Long-Term Liabilities	29.7	55.8
Total Liabilities	332.5	400.2

Stockholders’ Equity
Common Stock, $0.01 Par Value	4.1	4.1
Additional Paid-In Capital	543.6	496.0
Deferred compensation expense	(19.3)	(1.4)
Treasury Stock	(129.6)	(129.6)
Cumulative Translation Adjustment	(57.4)	(164.4)
Unrealized Holding (Losses)/Gains on Securities	5.4	4.3
Retained Earnings	1,943.5	2,256.6

Total Stockholders’ Equity	2,290.3	2,465.6
Total Liab. and Stockholders’ Equity	$2,622.8	$2,865.8